One Horizon Group, Inc.
Virtual Roadshow Conference Call
July 16, 2014

Operator:                                                      Greetings and welcome to the One Horizon Group Virtual Roadshow Conference Call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the teleconference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Matthew Salinger.  Thank you.  You may begin.

Matthew Salinger:                                                      Thank you, Operator.  Welcome everyone to the One Horizon Group Virtual non-deal Roadshow.  Joining us from the Company is Mr. Brian Collins, Founder and Chief Technology Officer.  Brian will walk you through the presentation which is available on the Company's website at www.onehorizongroup.com.  Please email me at mselinger@mvgroup.us if you are unable to access the presentation.  After the Company's prepared comments, we will open up the floor for your question and answers.

Before we begin the formal remarks, I'd like to remind everyone that some of the statements made on this conference call and webcast, including statements regarding expected future financial results and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual events or results to differ materially from those described in this conference call.  Factors that could cause actual results include, but are not limited to, general business and economic conditions and the state of the telecommunications industry, market acceptance and competitiveness of the product developed by the Company, the uncertainty of the continued success in technological innovations and other operational and market challenges, and other risks described from time to time in the Company's SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.  For more information regarding the Company, including those risks identified in the section entitled Risk Factors and its regulatory filings with the SEC, please refer to its 10-Q and 10-K filed with the SEC.

Now with that at this time, I would now like to turn the call over to Mr.  Brian Collins.  Brian, the floor is yours.

Brian Collins:                                                      Thank you, Matt and thank you all for joining us today on the call and I look forward to educating you and give you an introduction to One Horizon Group and why we think that we're an excellent investment opportunity as a NASDAQ list Co.  Since some of you are hearing our story for the first time, we wanted to walk you through our investor presentation PowerPoint to demonstrate who we are, what we do, what the market looks like, and our model for future growth.

Let's get started.  I'll just go straight to the presentation and go to the cover page.  Move off, you can see we are basically an operator enabler.  We supply Tier 1 carrier grade Voice over IP software solutions for carriers and fixed line operators, as well as mobile operators.

You can see the Safe Harbor notice there on Slide number 2 regarding the information that Matt just gave you regarding forward-looking statements and so on.

The equity snapshot for us is, as of July 9th, we are now listed on the NASDAQ Capital Markets, ticker symbol OHGI, which hasn't changed.  The great news for the Company to move up, an uplift effectively to come from the OTC up to NASDAQ, and we're very excited with the opportunities that this is going to offer us going forward.

As of yesterday, our closing price was $4.29 a share giving us a market cap of approximately US$151 million.  Fully diluted shares outstanding is 35.2 million.  Financial year 2013 revenues are 9.1 million with a net income after tax of $700,000 loss of 2013.

What I'd like to do now is really, is who we are and what is it we do.  Well we do provide carrier-grade, mobile VoIP solutions using a revolutionary software technology that improves the efficiency of Voice over IP on mobile handsets and over any radio link.  Basically that will include 2G, 3G, Wi-Fi, and so on.  Where historically Voice over IP solutions have been built for wired Ethernet and Internet connectivity, Horizon was specifically designed from the ground up to be a wireless solution and they have proven IP optimizations on satellite networks and 2G and 3G networks.  We're the only solution that's specifically engineered for wireless; all others are effectively based on legacy services such as SIP and other types of services of that ilk.

Horizon is the highest quality and lowest bandwidth VoIP solution in the world today on the mobile Internet and the way we can get our quality and our bandwidth done is really because we developed the service really from the ground up, from scratch, and with everything in mind effectively on optimization, optimization, optimization.  This enabled our carriers really to leverage their existing wireless data networks and provide basically more bang for radio spectrum.  We can put more calls through the same piece of radio than they currently have today, and that applies to 4G, 5G, 6G, 7G.  As they come out, we will effectively allow operators of high quality Voice over IP service as a value-added service in their portfolio.

So as an efficient mobile VoIP platform, we give global operators additional mobile revenue streams, improving caller experience, reducing customer churn, and of course significantly increasing their bandwidth efficiency.

Our market opportunity really is to do with smartphones and mobile operators as a general rule.  As you are aware, a smartphone really is an explosion of handsets, for want of (ph) a better term.  In 2013 the total number of smartphones shipped were just over a billion smartphones and this is the first time feature phones have been outshipped or outstripped, if you like, by smartphone deliverables.  So 2014 and beyond looks very exciting for the smartphone world where our apps will sit and be promoted by operators.

The latest generation of smartphones, really from Android, are low cost products, are now hitting price points of US$25 which is an incredible price point for such a powerful device in people's hands, giving them effectively a mobile computer.  With China expected to lead the 2014 shipments by around 422 million units this year, a market that we're very heavily focused on with our strategic partnership there and with our joint venture there.

India is expected to leapfrog from number six to number three in 2017 as this economy is developed.  So as we move through on the Indian side of our business and it's a slower place for growth at the moment, we were expecting a very large surge in the (inaudible) coming couple of years.

So Over the Top applications really drive voice and video and gaming and so on, and they're creating an explosion in usage on these devices and this is really where we come in.  We become an app in the smartphone that's sensible and useful and we expect people to use it for voice, messaging, group messaging, chat, and so on.  That's where we come with a white-label solution for operators to brand in their own image and deploy across these mobile handsets that we're seeing (ph) and we expect anything up to over 1.5 billion smartphones to be shipped in 2017 and all of these devices really are relevant to One Horizon.  Quite an important marketplace if you like, or a foreign platform for us to do with a relatively low barrier to distribution, if you consider the fact that iTunes and Google Play—their shop front is very little for One Horizon to do except brand the application, deploy if any operator's infrastructure and deploy it on these international global stores for people to download on their handsets.

So, why do carriers really look at somebody like us and why are we engaged with so many of them?  Really because they have Over the Top applications such as Skype and Viber and WhatsApp and Kakao Talk and WeChat, and the list goes on and on and on, of these apps per jurisdiction.  The American market will be familiar with WhatsApp, Korean market will be familiar with Kakao Talk and so on.  So all of these apps really just erode mobile operators' revenue and they are effectively just becoming the Internet service provider using their mobile data connectivity by not having any value-added services except traditional voice.

So we are enabling them to do it, to actually be relevant on the handsets of their customers with their SIMs by offering mobile Voice over IP, mobile messaging over IP to compete with these other brands.  So basically we have users who are now—or carriers who are now losing control of such services.  With OTT messaging apps costing carriers over $23 billion in revenue in 2013, which would potentially, if you look at the SMS trends, potentially you are going to look to lose the carriers up to $86 billion in revenue in 2020.  They know this and the carriers are now thinking of other ways to monetize the existing data pipe and add value-added services to that pipe.

So, they still have this large network to maintain and these wonderful phones are coming out and being used on their 2G, 3G, 4G networks but ultimately they are not getting the benefits and that's really where we come in.  We come in and we optimize our bandwidth for them because no matter what way you think of 4G, 5G, 6G, bandwidth is still finite.  You should use your bandwidth sensibly and in a way that you can monetize.  So Voice over IP is a monetization solution, certainly for radio spectrum.

So if you look now with the smartphone explosion that I've just mentioned, it really does lead to what effectively is a network implosion because as soon as you turn on a smartphone, it actually uses 24 times more resources than the traditional feature phone that it's replaced.  Tablets consume even more, the iPads and other such tablets really consume up to 120 times more data than these smartphones even.

So you imagine you have this wonderful mobile network with these wonderful devices coming out and all the data traffic and all the capex that you put into putting this network together, it just goes straight to this handset and you're really not benefiting from it.  So what happens is that all this load comes in, reduces your network quality, reduces call service quality because of the congestion on the radio, and then operators still need to pump in yet more capex to improve their customer experiences.  So there's really a severe stress on the carrier economics for this and the Over the Top voice revenue cannibalization is carting (ph) because of these systems and basically people not really recognizing the operator for the value that they are providing.  So therefore they are much easier or much more likely to churn because of the fact that the operator isn't that relevant on the handset anymore, until they start putting in Over the Top apps in their own brand, in their own image, with the power of their brand and their nation which really makes the difference.

So of course now you also have extra competition in this sector with Tier 2, what they call NV&O operators—also kind of playing away with the M&O traditional mobile operator revenues—who are very aggressive and engaged very closely with One Horizon's customers as well.  So we are positioned really to assist the operators in not only defending traditional revenue streams but also monetizing their data segments as they go forward into the 4G, 5G, 6G revolution coming up.

On the next slide, Slide number 8, our Voice over IP platform is a solution and it is white-labeled and it is turnkey.  It is very important for us.  We recognize the fact that operators are really good at operating networks and possibly not as good as a software Company.  So similarly, One Horizon is an excellent software Company and does not operate networks.  So I think it's a great synergy between the two businesses where we white-label a solution, roll it into the operator's infrastructure and we connect to any of their legacy systems that they have.  I refer to legacy being back-end network infrastructure such as TDM infrastructure for PSTN, SIP interconnects that they may have.  One Horizon will leverage all that back-end infrastructure and improve the handing off of the telephone calls from the mobile device using Voice over IP and we connect them into their core network solutions.

We will work over any radio link, EDGE, GPRS, 2G, 3G, and so on.  We also offer messaging features of course with text and video messaging, picture, location advertising, location aware phones, and so on are very, very useful in people's lives and handy also for the operators to be able to track and profile customers based on either their movements or where they shop and so on.  So these things are available to us as we go forward.

With that we of course offer a very significant add-on for the operators today which is an advertising service.  So One Horizon turnkey solution comes as part of an advertising engine.  Anybody who downloads the app and is using the app can be advertised to, based on their location or profile, whether you expected the top-up in the next five days, to give them a 10% discount and so on and so forth.  There are many, many things that the operator can now do inside the Horizon system as a value-added service including advertising.

With the highly efficient bandwidth Voice over IP calls and the fact that it's turnkey and really interconnected to their billing systems, we're a very compelling offer to operators who actually give us a go as a value-added service and deploy us with their brand while having quite good traction in certain areas in the world (inaudible).

So basically, with carrier, brand the app and then make it available for everybody in the world to download an iTunes or a Google Play app for, let's say, for Americans they would recognize Verizon, for British people they'd recognize British Telecom, for French people they'd recognize France Télécom.  All these apps could be easily white-labeled One Horizon solutions in the brand and image of these operators and promoted by these operators for French people living abroad, French people living in France, and so on.

(Inaudible) move on to the next slide.  The advertising engine itself is also very important for us because what we are finding is mobile advertising is growing year-on-year and in 2013 it grew 47%, but yet it still only makes up 11% of the total sum spent on advertising globally.  So still quite a small part of global advertising budgets.  So there is lots of room for mobile advertising to grow and the important statement really is mobile advertising performs over five times better than online ads that you read on your PC or on your browser.  So there's a lot of brand favorability and awareness and a lot more purchase intent that are delivered to mobile phones because it's so clickable and easy to do.  So this is really quite important for mobile advertising platforms.  That's where One Horizon service comes in.

So the advertising system allows the operators to reach the subscriber and then the messages can be delivered to all sources, funky, really interesting things for the customer; animated pictures, competitions, opt-in, opt-out, package sales and so on.  So it's a very good business and it is a very good ARPU model that supports this.  The average revenue per user is a new revenue stream for operators because it becomes relevant on the handset and there are multiple revenue models for us—for the operator to monetize.

So our products effectively now come out with cross-functional features, really on the smartphone, which makes them interesting as carrier products to make us relevant and through a proper—fresh (ph) to the existing OTTFs that are in there.  We integrate with your native phonebook, you don't have to go and create a new phonebook like you do with Skype.  You use your exact same contacts that you have today with a single identity which is your mobile phone number, follows you around inside in our app, so no one has to change phone numbers for you.

You can call each other using the apps like you would on Viber.  You can call someone else using app to the telephone network.  So you can call a landline from the app and what's even more interesting is being able to take a call inbound.  So mobile operators are allowing the app to be registered on their networks to accept an incoming call, and of course you have voicemail access and so on.

So there are many, many features for the operators.  We very much look like a full whole operator offering.  We're not partial offering, a little bit like Viber, a little bit WhatsApp, a little bit, and so on.  This service is truly robust and fully featured for the customer, almost a one-stop shop for value-added services for the customer with audio, video, picture and so on, with messages.

So our business model provides carriers with a method to monetize VoIP calling and also to monetize their carrier spectrum.  There are over 600 Tier 1 operators in the world and typically with Tier 1, is they tend to be very capex centric in their models with us and we sign up five-year software license agreements with them.  They pay an annual maintenance fee on that software license and also pay a per subscriber fee which tend to be one-time from operators in the large Tier 1s.  Much as I'd like a recording revenue model from a mobile operator Tier 1, they tend not to offer such things.

The next ones down really are the OpEx type model and they will be for smaller operators, Tier 2, MVNOs, niche kind of players like cable TV operators who offer Voice over IP and so on, and calling card businesses.  Then finally we have a REVShare model that we use also for certain jurisdictions.  In fact we just signed up a few recently where we allow the customer to download the app and buy credit and when they purchase the credit, in fact we take a little piece of the credit purchase model and then the customer tops-up his phone and has access to the PSTN network through one of our operator customers.

To be clear, One Horizon, ourselves, we are just a software Company.  We make software margins.  We license software.  We do not operate our own network.  We are not a—apologies for the interruption there.  So we can finally go park (ph) the Revenue Share Model as we mentioned up there.

Move on to the next slide.  We have the Horizon call; fully integrates with carriers by interconnecting our equipment to their datacenters.  As you can see, some of our operators are carriers; they are point number three in this slide.  You can effectively see how we roll in our equipment to their datacenters and allow us to connect and then white-label these apps for them, really alleviating the need for any system integration work which can take months or years for certain services to be rolled into carriers.  We actually roll in as turnkey to these large carriers with a proven technology.

The next one, our customers, really I categorize as three tiers.  The Tier 1 effectively I categorize as operators who have reach of over 50 million subscribers.  These tend to be the big hitters in the industry recognized names like SingTel from Singapore, Smart Communications from the Philippines, Smartfren from Indonesia and Ishuo from China.

So if you now look at these four big brands, between them they represent hundreds of millions of subscribers and these are existing customers of One Horizon.

The next one is the addressable market really for travel SIMS like WorldSIM and Bobby App and Pzzapp and so on and IceMobile.  These app services really offer into very large scale markets but they're not Tier 1s; they will be Tier 2 operators, maybe for the business traveler for vertical, for certain diasporas within a country like the foreign workers and so on.

Finally is the satellite sector which is high ARPU and market—if you like subscribers being relatively low, but they actually, when you have the subscriber whose next call is at sea, they pay anything between $0.30 and $0.50 a minute which is hundred times greater than what we all pay at home.  So you can see that the numbers are smaller but certainly the revenue opportunity for these operators is much greater.  So we are of course designed on—our roots are in satellite services and we understand the satellite sector very well.

So we effectively introduce or invented Voice over IP for satellites, mobile and fixed satellite which of course is just another wireless radio spectrum and the same as 3G and 4G.  So we work on high jitter, high congestion networks and obviously high latency given the satellites are quite far away.

Our efficient technology then allows operators to drive the costs down because really for us, we use the bandwidth so efficiently and using it more efficiently means to get more people on the same piece of pie.  It's all developed in-house in Switzerland, in Ireland, and we have software teams in China now as well.  We are much more efficient in the industry standard, over ten times more efficient than SIP and our technology really, really does enable low bandwidth transmission as you can see from our table below.

With a case study which believe it or not, is actually my mobile phone when I travel abroad and it's just to give you an idea of the savings I make when I use roaming data instead of roaming voice.  So I will actually use an app and get charged per megabyte and per line connection as I call home and for that I use such little bandwidth on One Horizon's application and we really do save a lot of travel (inaudible) overseas for travelers and business people.

So there are seven clear carrier benefits in deploying the One Horizon Solution.  It's a mobile VoIP platform with 10 times more efficient voice and data.  We maximize the value of the spectrum.  We improve customer call quality thereby reducing churn.  We reduce the capex requirements or even defer large scale capex requirements for network operators and we displace a lot of free OTT apps with a high quality brand which is the incumbent operator of a country where you would recognize this brand like an AT&T or a Verizon or Bell and so on.  So these are very powerful brands that already have recognition rather than brand new Over the Top type brands.

Finally then, if you look for charging app for PSTN minutes, is also—you have your Voice over IP app, so you as an operator might as well introduce your back-end PSTN interconnects to allow people to monetize the Voice over IP and use your radio spectrum to make the call.  Why allow Skype or anyone else to capture the revenue when you have a system that's better and of higher quality on your radio network and you offer it to your customers as part of your packages in your portfolio and go there by going at 0.7, going after to recapture lost voice and messaging revenue.

Our competitors really, at this—One Horizon's competitors will be systems integrators who arrive at operators to bring in session border control switches and so on and Voice over IP solutions.  But as those of you who are technology aware probably know that there are very few Voice over IP services offered by operators these days, just because of the call quality issues.  It's very difficult unless you use proprietary technology and revolutionary technologies like ours, which I don't know of any other besides ours at the moment.  Then you really don't put your name behind such services, you allow the OTT players to go and offer free stuff rather than compete on a quality basis.

So for that, we really don't have any direct competitors in that space for the carriers' attention.  The competitors for the mobile operators, our customers, well they will be Skype and Viber and WhatsApp and so on and that's where our operators need to position us within their portfolio.  So that's—once we're in their portfolio and then they say, right we're going to offer 123 VoIP minutes, if you top-up by $5 a month and so on.  They can get very, very creative now and they can start offering their services which are traditionally national, they can now offer them internationally.  The Internet is an international phenomenon.  It is not a national concept.

So really we are the only mature carrier-grade white-label system out there that actually works reliably over these infrastructures that the operators are willing to put their brand behind.
As I look at the comparison feature matrix, on the left hand side, in the green area, is what Horizon Globex, our product specs (ph) does, and all of our features are listed in that long list.  Then on the other side, you see Skype and Viber and SIP, which will be the most common Voice over IP platform, WhatsApp and iMessage method (ph) and so on.  You can see that some of these guys offer some of what we do, but our list is comprehensive.  We offer all of the above which is very, very important for us.  As a service, to be able to go in and be relevant, we need to be better than those that are on your handsets.  That's really key.  So not only should we be interesting to the operator, we should also be interesting to the user.

So the One Horizon growth strategy is, part number one, to really is to go after new Tier 1 and Tier 2 carriers.  I know it sounds obvious but that's what we're doing.  As we go on, we knock on the doors, we bring our sales force out on to all these different carriers; the list on the right is just giving you an idea of the brands and so on of operators around the world.  There are of course hundreds and hundreds of them and we go after, effectively one after the other and do proof-of-concept trials, pilots, which we're ongoing now; we have multiple, numerous  ones going on.

The carrier business is a trillion dollar marketplace.  It's one of the biggest businesses in the world, the voice business, and with hundreds of companies there.  Then TMT analysts, technology, media and telecommunications analysts, estimate that carriers' businesses face diminishing returns, if they can't go after their subscriber base to monetize them using value-added services.  This is the reality is that their voice rates (ph) are going down; their SMS revenues are coming down.  They need to get real and start adding value-added services that are wonderful networks; they have great network opportunity.  But they need some monetizing that bit better.  Our solutions are carrier based and designed to service the carrier and help them recoup these lost revenues.

For us to reach these operators, we have a strategic partnership with ZTE which is an equipment manufacturer, one of the largest in the world and in China, which has great reach across all of the world's telecommunications operators and we leverage each other's sales channels and so on.  They've introduced us to opportunities in Latin America, in Africa, in Southeast Asia, and so on as part of our joint venture agreement with them.  So it's a very exciting arrangement that we have with them.  We've had it in place for a few years now and it's been very, very successful.

Then each carrier relationship and contract brought to OHGI provides both ARPU to One Horizon, so this is true income and to the carrier.  So depending on the models, as I mentioned earlier before, the revenue models that we have, it really depends on what type of business if we've been in pure (ph) license revenues or ARPU driven revenues.  We support both.

Our growth strategy number two is to leverage our Chinese JV.  So our Chinese strategic partnership is with ZTE.  We have a joint venture with another company called LeiXin and LeiXin's joint venture really gives us access to the area code, a new area code, a mobile value-added services area code, in territorial China.  This allows us to brand the Chinese app in the Chinese marketplace with all the licenses and so on that you would need to operate such services in China.

We will compete directly with very popular services in China that do not have such number ranges and area codes but our system of course is a Voice over IP system.  A very immature marketplace in China with Voice over IP, very little on offer (ph) there that has any real traction.  So we are looking to be a very good early mover in that area and we're pushing very hard at the moment on our rollout plans in China where we have datacenters already active.  We've got line services already active and we've got SMS kit (ph) that's already active.  So it's a very exciting time for us and our Horizon and LeiXin offices.  We just recruited new software developers there to assist us really on local matters, whether it's web site portals, payment engines, credit card carrying (ph) systems for AliPay and so on.  So that's really what we're doing now in China.

So we would release our own branded app in China, more than likely called Ishuo (ph) or LeiXin.  We're now in trials with the Ishuo system and we've rolled it out to a large number of students who are evaluating and feeding back their own thoughts on the app and which is very important for us as European and American style developers.  You still need to get into the hearts and minds of the users and they are typically the younger user generation; that's why we go for the student communities to evaluate our app effectively and they are really the fast adopters of these services.

Phase 2 really is to go after mobile VoIP targets abroad, which is when Chinese people wanting to call home and all those other things where having a telephone number in China, where you can call anywhere in the world, your app will ring in your pocket, the Ishuo app will ring in your pocket, which is a very compelling value proposition for our customers.

So our estimates for the JV should we attract in the order of around 65 to 85 million subscribers over a three-year period, we hold 45% share in the JV but the addressable market we're looking at is 1.23 billion mobile phones.

Right now there are 700 million of those are smartphones.  If you look at it, you've got 650 million other phones to be converted where our app may have a presence.  So targeting of 1.3 billion or 1.23 billion, targeting 75 million, it does not seem a stretch.  The revenues that you generate on these services for PSTN minutes alone is actually quite significant because just the scale of service in the operation.  So makes it a very exciting opportunity for us to roll it out across 25 identified datacenters in China throughout 2014 and 2015.

Our growth strategy number three then is to go after and develop the enterprise customer where we have already integrated into what's called unified communications or BYOD which is Bring Your Own Device; service offerings from different partners around the world so we integrate it with Microsoft Lync which will be a very large one and so on.  Where we are now positioning ourselves as well, to go after the enterprise where we need to have more people on the ground certainly in the sales force side of things, and for going after enterprise.  But it's a very exciting opportunity where we have effectively an enterprise VoIP cloud where the enterprise management, whether it's HR being able to announce things to all employees, whether it's all employees' phone calls being routed through the network where they have a BYOD, they have an app now for their own business phone calls and they can use their regular private SIM for their own private business.  So a lot of interest coming especially in the banking sector, where this is very useful for them in a technology that actually works on a wireless basis, where a lot of these companies have tried another Voice over IP type solutions which don't suit them so well.

Well our Management Team, we are based, the Company is based in Switzerland.  We have experience on stock markets of (inaudible) and the recent listing on NASDAQ and we're looking to bring this Company forward on NASDAQ in the coming years and I hope to present this information to you on an ongoing basis.

Just some selected financials there for our revenues for the Q1 with our Q filed (ph) were just below 1.2 million; and gross profits of about just shy of 700,000; and net income, loss for the quarter of 431,000; and with working cap effective 3.8 million; and cash of about 800,000.  That's how we looked at the end of that Q1.  We will have—our next Q will be announced in the first two weeks of August where we'll perform an earnings call on that and bring you up-to-date as to where we are in the Q2 of this year.

So the investment highlights for those on the call, really we're the only mobile VoIP platform that effectively operates on the world's largest networks which are 2G and 3G and we are proprietary in our core technology which is patented.  Because of our core technology dramatically improves the quality and efficiency of voice and transmission over data networks, we have a B2C (ph) opportunity in China with our partners there, LeiXin, with our app being rolled out there.  We've agreements in place with AD (ph) in Tier 1s and Tier 2 telecom operators around the world with a very robust pipeline and a lot of trials, customer trials and Company trials going on at the moment.

Our business is a high margin, highly visible revenue stream with enterprise licenses are per subscriber fees.  That's really who we are and what we offer as a software Company going forward.

If you need to contact us, our contact details are there for you to see and I thank you for your listening to us, for your interest in One Horizon today and really appreciate joining today's call.

Now ready to take any questions you might have.

Operator:                                                      At this time we'll be conducting a question-and-answer session.  If you'd like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you'd like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please while we poll for questions.

Matthew Salinger:                                                      Operator, I've got a question actually from someone on the webcast, sent me an e-mail.  Do you mind if I jump in?

Operator:                                                      Absolutely.  You can jump in right now.

Matthew Salinger:                                                      Thank you.  Brian, you described the growth strategy.  Could you get into a little bigger detail about your sales force, and how they go about obviously acquiring different customers.

Brian Collins:                                                      Sure.  If I shift back to Slide number 19 there.  We have our own sales force of course with our Horizon LeiXin office in China and we have a sales force based in Asia, in Singapore primarily, that will be—services that region.  We have customers, SMART communications in the Philippines and Smartfren and so on in Indonesia, and around Southeast Asia.  We leverage our joint venture arrangement with ZTE to allow us access effectively to the ZTE sales force globally which is also a great opportunity for us.

Our joint venture with ZTE to strategic partnership there is, we are 75% owners of the business; Horizon LeiXin Technologies and ZTE are 25% owners.  So ZTE are incentivized effectively by being participants in our subsidiary to bring us operators and customers.  That also gives ZTE a lot of opportunity to go back to operators that they've already licensed their software and hardware to, and that's in the hundreds of operators globally.  They buy their cellular equipment, their session (ph) board of controllers.  In fact, ZTE also manufactures smartphones which is a key requirement; we delivered a customized smartphone to another one of our customers recently.

So, that's really the biggest push that we have today is the fact that we have access to such a large sales force.  We, as part of our growth strategy in 2014 and '15, is to recruit more people on the ground.  Certainly growth in Latin America is a very exciting opportunity for us at the moment where we're pursuing very viable opportunities right now and we are also looking at putting some extra sales forces in Southeast Asia of our own and some parts of Africa.  But we think ZTE's reach in Africa and the quality of leads that they've brought us from Africa already, really doesn't lend itself to us putting in our own sales force in the continent.

Operator:                                                      There are no further questions in the queue at this time.  Would you like to make any closing remarks?

Brian Collins:                                                      I just want to go ahead and say thank you everybody for joining us today and we really appreciate your interest in One Horizon and we look forward to growing the Company with you as investors.

Operator:                                                      This concludes today's teleconference.  Thank you for your participation.  You may disconnect your lines at this time.

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